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                                                                   EXHIBIT 99.1


MICHAEL SABOLINSKI, M.D. BECOMES PRESIDENT AND CEO OF ORGANOGENESIS INC.

CANTON, Mass.--(BUSINESS WIRE)--May 16, 2001--Organogenesis Inc. (AMEX:ORG - news) today announced the appointment of Michael L. Sabolinski, M.D. to the positions of President and Chief Executive Officer and to the Board of Directors. He replaces Philip M. Laughlin, who is resigning from these positions. Previously, Dr. Sabolinski was Senior Vice President of Medical and Regulatory Affairs at the Company. Since joining Organogenesis in 1992, Dr. Sabolinski has been responsible for clinical research, corporate development, medical and regulatory affairs. He has led the Company's successful development of its lead product, Apligraf(R), from initiation of clinical trials to commercialization.

"Mike brings to this position extensive experience in the fields of wound healing and tissue engineering, with a broad understanding of the technologies and the markets," said Philip M. Laughlin. "This transition occurs at an important time for Organogenesis as the Company focuses on increasing market penetration with Apligraf and leveraging core technologies to commercialize new products."

In recent quarters, the Company has achieved growth in sales of Apligraf, accelerated by the product's approval for the diabetic foot ulcer indication, improved access to Apligraf among Medicare patients and enhanced support by marketing partner, Novartis. Organogenesis and Novartis recently entered into an amended agreement expanding their relationship regarding Apligraf and potential future wound-healing products. "I would like to thank Phil for all he achieved for Organogenesis," said Michael L. Sabolinski, M.D. "I look forward to building upon his accomplishments."

Organogenesis Inc. (www.organogenesis.com) is the only tissue engineering company to have developed and gained FDA marketing approval for a mass-produced product containing living human cells. The Company's product development focus includes living tissue replacements, cell-based organ assist devices and other tissue-engineered products. Apligraf, a cellular, bi-layered skin substitute, is approved and marketed for the treatment of venous leg ulcers and diabetic foot ulcers; Novartis Pharma AG has global Apligraf marketing rights. The Organogenesis research pipeline includes the VITRIX living dermal replacement, a coronary vascular graft and a liver assist device.

Statements in this press release which are not historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. There can be no guarantee as to the rate of development of Apligraf sales. Apligraf(R) is a registered trademark of Novartis.